Exhibit 99.1
NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, February 8, 2022	Greg Peterson
Vice President, Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS FOURTH QUARTER RESULTS

    DULUTH, GA – February 8 – AGCO, Your Agriculture Company (NYSE: AGCO), a worldwide manufacturer and distributor of agricultural equipment and solutions, reported net sales of approximately $3.2 billion for the fourth quarter of 2021, an increase of approximately 16.1% compared to the fourth quarter of 2020. Reported net income was $3.75 per share for the fourth quarter of 2021, and adjusted net income(3), which excludes restructuring expenses and the reversal of a valuation allowance previously established against the Company’s deferred tax assets in Brazil, was $3.08 per share. These results compare to reported net income of $1.78 per share and adjusted net income(3), which excludes restructuring expenses and a gain on sale of an investment, of $1.54 per share for the fourth quarter of 2020. Excluding unfavorable currency translation impacts of approximately 3.2%, net sales in the fourth quarter of 2021 increased approximately 19.3% compared to the fourth quarter of 2020.

    Net sales for the full year of 2021 were approximately $11.1 billion, which is an increase of approximately 21.7% compared to 2020. Excluding favorable currency translation impacts of approximately 2.2%, net sales for the full year of 2021 increased approximately 19.6% compared to 2020. For the full year of 2021, reported net income was $11.85 per share, and adjusted net income(3), excluding restructuring expenses and the reversal of a valuation allowance previously established against the Company’s deferred tax assets in the United States and Brazil, was $10.38 per share. These results compare to reported net income of $5.65 per share and adjusted net income(3), which excludes a non-cash impairment charge, restructuring expenses and a gain on sale of an investment, of $5.61 per share for 2020.

    Fourth Quarter Highlights
•Reported fourth quarter regional sales results(1): Europe/Middle East (“EME”) +4.3%, North America +39.1%, South America +51.6%, Asia/Pacific/Africa (“APA”) +15.0%
•Constant currency fourth quarter regional sales results(1)(2)(3): EME +8.7%, North America +38.8%, South America +56.2%, APA +15.4%
•Fourth quarter regional operating margin performance: EME 12.1%, North America 3.5%, South America 12.0%, APA 13.6%
•Full-year operating margins and adjusted operating margins(3) improved to 9.0% and 9.1% respectively, in 2021 compared to 6.6% and 7.0% in 2020
•Generated approximately $683 million in cash flow from operations and approximately $413 million in free cash flow(3) in 2021
•Full-year earnings forecast for 2022 of approximately $11.50 per share
    (1)As compared to fourth quarter 2020.
    (2)Excludes currency translation impact.
    (3)See reconciliation of Non-GAAP measures in appendix.

    “AGCO delivered record results in 2021 highlighted by significantly higher sales and margins compared to 2020,” stated Eric Hansotia, AGCO’s Chairman, President and Chief Executive Officer. “Our performance was fueled by improved global industry demand and focused execution by the AGCO team, who exceeded sales targets despite considerable supply chain challenges. Adjusted operating margins reached 9.1% of net sales due to the benefits of sales growth and pricing that helped to offset substantial inflationary cost pressures. Our smart technology product lines are in strong demand and are driving productivity improvements for our customers and growth opportunities for AGCO. Looking forward to 2022, we expect supply chain pressures to persist, presenting challenges throughout the year. Our teams are working tirelessly with our suppliers to mitigate the impact of these issues to serve our customers as well as to deliver another strong year of performance. We are forecasting sales growth and margin expansion in 2022 as industry demand trends positively and our farmer-first strategy gains traction.”

Market Update

	Industry Unit Retail Sales
	Tractors	Combines
Year ended December 31, 2021	Change from Prior Year	Change from Prior Year
North America(1)	14%	24%
South America	22%	20%
Western Europe(2)	16%	3%
(1) Excludes compact tractors.
(2) Based on Company estimates.

    “Elevated soft commodity prices are supporting improved farm income in 2021 despite significantly higher farm input costs”, stated Mr. Hansotia. “These favorable farm fundamentals are resulting in robust demand for agricultural equipment as farmers look to upgrade their fleets.”

    “Full year global industry retail sales of farm equipment in 2021 were higher across AGCO’s key markets, with fourth quarter industry retail sales higher than the prior year despite a strong finish to 2020,” continued Mr. Hansotia. “North American full-year industry retail tractor sales were up significantly across all horsepower categories compared to the previous year. Sales of high horsepower tractors and combines showed the most strength as an extended fleet age and favorable commodity prices stimulated demand. These conditions are expected to continue, resulting in higher forecasted North American industry sales in 2022. In Western Europe, industry retail tractor sales increased approximately 16% for the full year of 2021 compared to 2020. Healthy income levels for arable farmers as well as dairy and livestock producers supported increased equipment demand in 2021. Market demand improved across all the major Western European markets with the strongest growth in Italy, Finland and the United Kingdom. We expect 2022 industry demand in Western Europe to be flat to modestly higher compared to the improved levels in 2021. South American industry retail tractor sales increased 22% during 2021, with robust recovery in Brazil and Argentina as well as the smaller South America markets. Increased crop production and favorable margins are supporting farm profitability. We expect farm economics to remain supportive in South America resulting in increased 2022 industry sales compared to 2021. Longer term, we remain optimistic that elevated grain demand driven by population growth and increased protein consumption will support favorable industry conditions.”

Regional Results
AGCO Regional Net Sales (in millions)

Three Months Ended December 31,	2021	2020	% change from 2020	% change from 2020 due to currency translation(1)	% change excluding currency translation
North America	$674.7	$485.1	39.1%	0.3%	38.8%
South America	405.6	267.5	51.6%	(4.6)%	56.2%
EME	1,796.9	1,722.7	4.3%	(4.4)%	8.7%
APA	278.0	241.8	15.0%	(0.4)%	15.4%
Total	$3,155.2	$2,717.1	16.1%	(3.2)%	19.3%

Year Ended December 31,	2021	2020	% change from 2020	% change from 2020 due to currency translation(1)	% change excluding currency translation
North America	$2,659.2	$2,175.0	22.3%	1.5%	20.8%
South America	1,307.7	873.8	49.7%	(4.6)%	54.3%
EME	6,221.7	5,366.9	15.9%	2.9%	13.0%
APA	949.7	734.0	29.4%	7.1%	22.3%
Total	$11,138.3	$9,149.7	21.7%	2.2%	19.6%
(1) See Footnotes for additional disclosures.

North America

    Net sales in the North American region increased 20.8% for the full year of 2021 compared to 2020, excluding the positive impact of currency translation. Increased sales of high horsepower and mid-range tractors as well as Precision Planting products represented the largest increases. Income from operations for the full year of 2021 increased approximately $44.4 million compared to 2020. The improvement was the result of higher sales and production, a richer mix of products and favorable price realization, all which offset higher material costs.

South America

    AGCO’s South American net sales increased 54.3% for the full year of 2021 compared to 2020, excluding the impact of unfavorable currency translation. Sales increased significantly across all the South American markets with growth achieved in tractors, combines and planting equipment as well as replacement parts. Income from operations for the full year of 2021 increased by approximately $102.9 million compared to 2020 and operating margins exceeded 10%. The improved South America results reflect the benefit of higher sales and production, favorable pricing, and a better sales mix, partially offset by higher materials costs.

Europe/Middle East

    Net sales in AGCO’s Europe/Middle East region increased 13.0% for the full year of 2021 compared to 2020, excluding favorable currency translation impacts. Increased sales of tractors, combines and replacement parts contributed to growth across all of Europe. Income from operations increased approximately $170.1 million for the full year of 2021 compared to 2020, due to higher net sales and production volumes as well as price realization which offset higher material costs and engineering expenses.

Asia/Pacific/Africa

    Asia/Pacific/Africa net sales increased 22.3%, excluding the positive impact of currency translation, during the full year of 2021 compared to 2020. Higher sales in Africa, Australia and China produced the majority of the increase. Income from operations improved by approximately $51.8 million for the full year of 2021 compared to 2020 due to higher sales and an improved product mix.

Outlook

    The health, safety and well-being of all AGCO employees, dealers and farmer customers continue to be AGCO’s top priority. The ability of the Company’s supply chain to deliver parts and components on schedule is currently difficult to predict. The following outlook is based on AGCO’s current estimates of component deliveries. AGCO’s results will be impacted if the actual supply chain delivery performance differs from these estimates.

    AGCO’s net sales for 2022 are expected to be approximately $12.3 billion, reflecting improved sales volumes and pricing partially offset by negative foreign currency translation. Gross and operating margins are projected to improve from 2021 levels, reflecting the impact of higher sales and production volumes as well as pricing to offset cost inflation. These improvements are planned to fund increases in engineering and other technology investments to support AGCO’s precision agriculture and digital initiatives. Based on these assumptions, 2022 earnings per share are targeted at approximately $11.50.

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    AGCO will host a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, February 8th. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
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Safe Harbor Statement

    Statements that are not historical facts, including the projections of earnings per share, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.
•COVID-19 has negatively impacted our business, initially through closures, higher absentee rates, and reduced production at both our plants and the plants that supply us with parts and components, and more recently through supply chain challenges, including the inability of some of our suppliers to meet demand and logistics and transportation-related companies to deliver products in a timely manner. In addition, we have had to incur various costs related to preventing the spread of COVID-19, including changes to our factories and other facilities and those related to enabling remote work. We expect COVID-19 to continue to impact our business, although the manner and extent to which it impacts us will depend on future developments, including the duration of the pandemic, the timing, distribution and impact of vaccinations, and possible mutations of the virus that are more contagious or resistant to current vaccines. Measures taken by governments around the world, as well as businesses, including us, and the general public in order to limit the spread of COVID-19 will impact our business as well. These measures have included travel bans and restrictions, quarantines, shelter in place orders, curfews, business and government office closures, increased border controls or closures, port closures and transportation restrictions. The impacts of COVID-19 and such measures could include decreases in demand for our products, factory closures, increased absentee rates, reduced production, incurrence of additional costs due to the adherence to cleaning requirements and social distancing guidelines and increased costs of labor, parts and components and shipping, incurrence of impairment charges, slower collections and larger write-offs of accounts receivable, among other changes.
•Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, adverse weather, tariffs, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.
•A majority of our sales and manufacturing takes place outside the United States, and, many of our sales involve products that are manufactured in one country and sold in a different country, and as a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations. Among these risks are the uncertain consequences of Brexit, Russian sanctions and tariffs imposed on exports to and imports from China.
•Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance over 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.
•Both AGCO and our finance joint ventures have substantial accounts receivable from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was less than optimal; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.
•We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.
•Our success depends on the introduction of new products, particularly engines that comply with emission requirements and sustainable smart farming technology, which require substantial expenditures; there is no certainty that we can develop the necessary technology or that the technology that we develop will be attractive to farmers or available at competitive prices.
•Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.
•Our business increasingly is subject to regulations relating to privacy and data protection, and if we violate any of those regulations, or otherwise are the victim of a cyber attack, we could be subject to significant claims, penalties and damages.
•Attacks through ransomware and other cyber attacks are rapidly increasing. While we have implemented the safeguards that we believe are reasonable, we always will be subject to the risk that one of these attacks is successful and disrupts or damages our business.
•We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. Recently suppliers of several key parts and components have not been able to meet our demand and we have had to decrease our production. It is unclear when the supply chain issues will be restored or what the ultimate impact on production, and consequently sales, will be.
•Although as a general proposition our business has not experienced significant inflation in many years, beginning in the second half of 2021 we experienced significant inflation in a range of costs, including for parts and components, shipping, and energy. While we have been able to pass along most of those costs through increased prices, there can be no assurance that we will be able to continue to do so. If we are not, it will impact our performance.

•We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and performance would decline.
•We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

    Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2020 and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.
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About AGCO

AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and delivers high-tech solutions for farmers feeding the world through its full line of equipment and related services. AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® smart farming solutions. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of $11.1 billion in 2021. For more information, visit http://www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.
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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	December 31, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$889.1	$1,119.1
Accounts and notes receivable, net	991.5	856.0
Inventories, net	2,593.7	1,974.4
Other current assets	539.8	418.9
Total current assets	5,014.1	4,368.4
Property, plant and equipment, net	1,464.8	1,508.5
Right-of-use lease assets	154.1	165.1
Investment in affiliates	413.5	442.7
Deferred tax assets	169.3	77.6
Other assets	293.3	179.8
Intangible assets, net	392.2	455.6
Goodwill	1,280.8	1,306.5
Total assets	$9,182.1	$8,504.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$2.1	$325.9
Short term borrowings	90.8	33.8
Accounts payable	1,078.3	855.1
Accrued expenses	2,062.2	1,916.7
Other current liabilities	221.2	231.3
Total current liabilities	3,454.6	3,362.8
Long-term debt, less current portion and debt issuance costs	1,411.2	1,256.7
Operating lease liabilities	115.5	125.9
Pensions and postretirement health care benefits	209.0	253.4
Deferred tax liabilities	116.9	112.4
Other noncurrent liabilities	431.1	375.0
Total liabilities	5,738.3	5,486.2

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.7	0.8
Additional paid-in capital	3.9	30.9
Retained earnings	5,182.2	4,759.1
Accumulated other comprehensive loss	(1,770.9)	(1,810.8)
Total AGCO Corporation stockholders’ equity	3,415.9	2,980.0
Noncontrolling interests	27.9	38.0
Total stockholders’ equity	3,443.8	3,018.0
Total liabilities and stockholders’ equity	$9,182.1	$8,504.2
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended December 31,
	2021	2020
Net sales	$3,155.2	$2,717.1
Cost of goods sold	2,472.5	2,121.5
Gross profit	682.7	595.6
Selling, general and administrative expenses	285.2	283.1
Engineering expenses	109.5	99.9
Amortization of intangibles	15.3	14.8
Restructuring expenses	7.9	14.3
Bad debt expense	0.8	5.5
Income from operations	264.0	178.0
Interest (income) expense, net	(0.1)	1.9
Other expense (income), net	10.2	(15.1)
Income before income taxes and equity in net earnings of affiliates	253.9	191.2
Income tax (benefit) provision	(13.0)	69.8
Income before equity in net earnings of affiliates	266.9	121.4
Equity in net earnings of affiliates	16.4	14.0
Net income	283.3	135.4
Net income attributable to noncontrolling interests	(1.2)	$—
Net income attributable to AGCO Corporation and subsidiaries	$282.1	$135.4
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$3.77	$1.81
Diluted	$3.75	$1.78
Cash dividends declared and paid per common share	$0.20	$0.16
Weighted average number of common and common equivalent shares outstanding:
Basic	74.7	74.9
Diluted	75.3	75.9
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Years Ended December 31,
	2021	2020
Net sales	$11,138.3	$9,149.7
Cost of goods sold	8,566.0	7,092.2
Gross profit	2,572.3	2,057.5
Selling, general and administrative expenses	1,088.2	1,001.5
Engineering expenses	405.8	342.6
Amortization of intangibles	61.1	59.5
Impairment charge	—	20.0
Restructuring expenses	15.3	19.7
Bad debt expense	0.5	14.5
Income from operations	1,001.4	599.7
Interest expense, net	6.7	15.0
Other expense, net	50.4	22.7
Income before income taxes and equity in net earnings of affiliates	944.3	562.0
Income tax provision	108.4	187.7
Income before equity in net earnings of affiliates	835.9	374.3
Equity in net earnings of affiliates	65.6	45.5
Net income	901.5	419.8
Net (income) loss attributable to noncontrolling interests	(4.5)	7.3
Net income attributable to AGCO Corporation and subsidiaries	$897.0	$427.1
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$11.93	$5.69
Diluted	$11.85	$5.65
Cash dividends declared and paid per common share	$4.74	$0.63
Weighted average number of common and common equivalent shares outstanding:
Basic	75.2	75.0
Diluted	75.7	75.6
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Years Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income	$901.5	$419.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	220.7	212.5
Impairment charge	—	20.0
Amortization of intangibles	61.1	59.5
Stock compensation expense	27.4	37.6
Equity in net earnings of affiliates, net of cash received	20.8	(43.7)
Deferred income tax (benefit) provision	(117.9)	3.4
Other	20.5	(7.4)
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(207.7)	(90.5)
Inventories, net	(762.6)	119.7
Other current and noncurrent assets	(268.0)	(49.8)
Accounts payable	292.2	(59.1)
Accrued expenses	241.2	185.3
Other current and noncurrent liabilities	253.7	89.2
Total adjustments	(218.6)	476.7
Net cash provided by operating activities	682.9	896.5
Cash flows from investing activities:
Purchases of property, plant and equipment	(269.8)	(269.9)
Proceeds from sale of property, plant and equipment	6.3	1.9
Purchase of businesses, net of cash acquired	(22.6)	(2.8)
(Investments in) sale of unconsolidated affiliates, net	(9.6)	29.1
Other	(15.4)	—
Net cash used in investing activities	(311.1)	(241.7)
Cash flows from financing activities:
(Repayments of) proceeds from indebtedness, net	(3.8)	150.0
Purchases and retirement of common stock	(135.0)	(55.0)
Payment of dividends to stockholders	(358.5)	(48.0)
Payment of minimum tax withholdings on stock compensation	(34.9)	(19.8)
Payment of debt issuance costs	(3.8)	(1.4)
Distributions to noncontrolling interests, net	(3.5)	(3.1)
Net cash (used in) provided by financing activities	(539.5)	22.7
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(62.3)	8.8
(Decrease) increase in cash, cash equivalents and restricted cash	(230.0)	686.3
Cash, cash equivalents and restricted cash, beginning of year	1,119.1	432.8
Cash, cash equivalents and restricted cash, end of year	$889.1	$1,119.1
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1.    STOCK COMPENSATION EXPENSE
    The Company recorded stock compensation expense as follows (in millions):

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Cost of goods sold	$0.2	$0.2	$1.0	$1.1
Selling, general and administrative expenses	6.1	10.5	26.6	36.8
Total stock compensation expense	$6.3	$10.7	$27.6	$37.9

2.    RESTRUCTURING EXPENSES
    From 2014 through 2021, the Company announced and initiated several actions to rationalize employee headcount at various manufacturing facilities and administrative offices located in the U.S., Europe, South America, Africa and China in order to reduce costs in response to fluctuating global market demand. The Company also previously rationalized its grain and protein business during 2019 and 2020. The Company had approximately $16.8 million of severance and related costs accrued as of December 31, 2020. During the year ended December 31, 2021, the Company recorded an additional $15.3 million of severance and related costs associated with these rationalizations. The $15.3 million of expenses recorded during the year end December 31, 2021 included a $0.2 million write-down of property, plant and equipment. The restructuring expenses recorded during 2021 related to the termination of approximately 150 employees. During 2021, the Company paid approximately $16.6 million of severance and other related costs. The remaining $14.7 million of accrued severance, facility closure and other related costs as of December 31, 2021, inclusive of approximately         $0.6 million of negative foreign currency translation impacts, are expected to be primarily paid during 2022.

3.    GOODWILL AND OTHER INTANGIBLES IMPAIRMENT CHARGES
    Goodwill is tested for impairment on an annual basis and more often if indications of impairment exist. The Company conducts its annual impairment analyses as of October 1 each fiscal year. The results of our goodwill and long-lived assets impairment analyses conducted as of October 1, 2021 indicated that no indicators of impairment existed and no reduction in the carrying amount of goodwill and long-lived assets was required.

    The COVID-19 pandemic has adversely impacted the global economy as a whole. Based on macroeconomic conditions during 2020, the Company assessed its goodwill and other intangible assets for indications of impairment as of March 31, 2020, June 30, 2020 and September 30, 2020. As of June 30, 2020, the Company concluded there were indicators of impairment during the three months ended June 30, 2020 related to one of its smaller reporting units, which is a 50%-owned tillage and seeding joint venture. As a result, an impairment of the entire goodwill balance of this reporting unit was deemed necessary as of June 30, 2020. During the three months ended June 30, 2020, a non-cash impairment charge of approximately $20.0 million was recorded as “Impairment charge” within the Company’s Condensed Consolidated Statements of Operations, with an offsetting benefit of approximately $10.0 million included within “Net (income) loss attributable to noncontrolling interests.” The quantitative goodwill impairment analysis was performed in accordance with the provisions of Accounting Standards Codification (“ASC”) 350, “Intangibles - Goodwill and Other” and Accounting Standards Update (“ASU”) 2017-04, “Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”). No other indications of impairments existed during 2020 related to any of the Company’s other reporting units, including as a result of the Company’s annual impairment analysis as of October 1, 2020.

4.    INDEBTEDNESS

    Long-term debt at December 31, 2021 and 2020 consisted of the following (in millions):

	December 31, 2021	December 31, 2020
Senior term loan due 2022	$—	$184.0
Credit facility, expires 2023	—	277.9
1.002% Senior term loan due 2025	283.7	306.7
Senior term loans due between 2023 and 2028	445.9	806.0
0.800% Senior Notes Due 2028	680.8	—
Other long-term debt	7.7	10.5
Debt issuance costs	(4.8)	(2.5)
	1,413.3	1,582.6
Less:
Senior term loans due 2021, net of debt issuance costs	—	(323.6)
Current portion of other long-term debt	(2.1)	(2.3)
Total long-term indebtedness, less current portion	$1,411.2	$1,256.7

    As of December 31, 2021 and 2020, the Company had short-term borrowings due within one year of approximately $90.8 million and $33.8 million, respectively.

    On October 6, 2021, the Company issued €600.0 million (or approximately $680.8 million) of senior notes at an issue price of 99.993%. The notes mature on October 6, 2028, and interest is payable annually, in arrears, at 0.800%. The senior notes contain covenants restricting, among other things, the incurrence of certain secured indebtedness. The senior notes are subject to both optional and mandatory redemption in certain events.

    During October 2021, the Company used the proceeds received from the senior notes to repay its €150.0 million (or approximately $173.4 million as of October 8, 2021) senior term loan due 2022, $370.0 million related to its multi-currency revolving credit facility, and two of its 2016 senior term loans due October 2021 with an aggregate amount outstanding of €192.0 million (or approximately $223.8 million as of October 19, 2021). In August 2021, prior to the issuance of the senior notes, the Company repaid two of its 2018 senior term loans due August 2021 with an aggregate amount of €72.0 million (or approximately $85.5 million as of August 1, 2021). On February 1, 2022, the Company repaid €72.5 million (or approximately $81.7 million) of one of its 2018 senior term loans due August 2023 with existing cash on hand.
5.    INVENTORIES
    Inventories at December 31, 2021 and 2020 were as follows (in millions):

	December 31, 2021	December 31, 2020
Finished goods	$718.2	$641.3
Repair and replacement parts	697.8	652.3
Work in process	282.8	175.1
Raw materials	894.9	505.7
Inventories, net	$2,593.7	$1,974.4

6.    ACCOUNTS RECEIVABLE SALES AGREEMENTS
    The Company has accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. As of December 31, 2021 and 2020, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $1.3 billion and $1.5 billion, respectively.

    In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world. As of December 31, 2021 and 2020, the cash received from these arrangements was approximately $215.4 million and $199.9 million, respectively.

    Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $7.4 million and $24.5 million, respectively, during the three months and year ended December 31, 2021. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $5.6 million and $24.1 million, respectively, during the three months and year ended December 31, 2020.

    The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of December 31, 2021 and 2020, these finance joint ventures had approximately $82.1 million and $85.2 million, respectively, of outstanding accounts receivable associated with these arrangements.

7.    NET INCOME PER SHARE
    A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three months and years ended December 31, 2021 and 2020 is as follows (in millions, except per share data):

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$282.1	$135.4	$897.0	$427.1
Weighted average number of common shares outstanding	74.7	74.9	75.2	75.0
Basic net income per share attributable to AGCO Corporation and subsidiaries	$3.77	$1.81	$11.93	$5.69
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$282.1	$135.4	$897.0	$427.1
Weighted average number of common shares outstanding	74.7	74.9	75.2	75.0
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	0.6	1.0	0.5	0.6
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	75.3	75.9	75.7	75.6
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$3.75	$1.78	$11.85	$5.65

8.    SEGMENT REPORTING
    The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months and years ended December 31, 2021 and 2020 are as follows (in millions):

Three Months Ended December 31,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Consolidated
2021
Net sales	$674.7	$405.6	$1,796.9	$278.0	$3,155.2
Income from operations	23.7	48.5	217.3	37.7	327.2
2020
Net sales	$485.1	$267.5	$1,722.7	$241.8	$2,717.1
Income from operations	9.8	15.9	204.5	25.6	255.8

Years Ended December 31,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Consolidated
2021
Net sales	$2,659.2	$1,307.7	$6,221.7	$949.7	$11,138.3
Income from operations	238.1	132.2	755.4	113.9	1,239.6
2020
Net sales	$2,175.0	$873.8	$5,366.9	$734.0	$9,149.7
Income from operations	193.7	29.3	585.3	62.1	870.4

    A reconciliation from the segment information to the consolidated balances for income from operations is set forth below (in millions):

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Segment income from operations	$327.2	$255.8	$1,239.6	$870.4
Corporate expenses	(33.9)	(38.2)	(135.2)	(134.7)
Amortization of intangibles	(15.3)	(14.8)	(61.1)	(59.5)
Stock compensation expense	(6.1)	(10.5)	(26.6)	(36.8)
Restructuring expenses	(7.9)	(14.3)	(15.3)	(19.7)
Impairment charges	—	—	—	(20.0)
Consolidated income from operations	$264.0	$178.0	$1,001.4	$599.7

RECONCILIATION OF NON-GAAP MEASURES

    This earnings release discloses adjusted income from operations, adjusted net income, adjusted net income per share, free cash flow and net sales on a constant currency basis, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

    The following is a reconciliation of reported income from operations, net income and net income per share to adjusted income from operations, net income and net income per share for the three months and years ended December 31, 2021 and 2020 (in millions, except per share data):

	Three Months Ended December 31,
	2021			2020
	Income From Operations(2)	Net Income(1)	Net Income Per Share(1)	Income From Operations(2)	Net Income(1)	Net Income Per Share(1)
As reported	$264.0	$282.1	$3.75	$178.0	$135.4	$1.78
Restructuring expenses(3)	7.9	5.5	0.07	14.3	14.2	0.19
Gain on sale of investment in affiliate(4)	—	—	—	—	(32.5)	(0.43)
Deferred income tax adjustment(5)	$—	(55.6)	(0.74)	—	—	—
As adjusted	$272.0	$232.0	$3.08	$192.2	$117.1	$1.54

(1) Net income and net income per share amounts are after tax.
(2) Rounding may impact summation of amounts.
(3) The restructuring expenses recorded during the three months ended December 31, 2021 and 2020 related primarily to severance and other related costs associated with the Company’s rationalization of certain U.S., European and South American manufacturing operations and various administrative offices, including costs associated with the Company’s rationalization of its grain and protein business.
(4) The Company has a minority interest in Tractors and Farm Equipment Limited (“TAFE”). During the three months ended December 31, 2020, TAFE repurchased a portion of its common stock from the Company resulting in a gain of approximately $32.5 million.
(5) During the three months ended December 31, 2021, the Company’s income tax provision includes the benefit of a reversal of approximately $55.6 million related to a valuation allowance previously established against the Company’s net deferred tax assets in Brazil. Significant improvements in income from operations in Brazil during 2021, as well as updated operating income forecasts for future years, supported the reversal of the valuation allowance during the three months ended December 31, 2021.

	Years Ended December 31,
	2021			2020
	Income From Operations	Net Income(1)	Net Income Per Share(1)	Income From Operations	Net Income(1)(2)	Net Income Per Share(1)
As reported	$1,001.4	$897.0	$11.85	$599.7	$427.1	$5.65
Goodwill impairment charge(3)	—	—	—	20.0	10.0	0.13
Restructuring expenses(4)	15.3	11.8	0.16	19.7	19.5	0.26
Gain on sale of investment in affiliate(5)	—	—	—	—	(32.5)	(0.43)
Deferred income tax adjustment(6)	—	(123.4)	(1.63)	—	—	—
As adjusted	$1,016.7	$785.4	$10.38	$639.4	$424.2	$5.61

(1) Net income and net income per share amounts are after tax.
(2) Rounding may impact summation of amounts.
(3) During the year ended December 31, 2020, the Company recorded a goodwill impairment charge of approximately $20.0 million related to a joint venture in which it owns a 50% interest. See Note 3 for further information.
(4) The restructuring expenses recorded during the year ended December 31, 2021 and 2020 related primarily to severance and other related costs associated with the Company’s rationalization of certain U.S., European and South American manufacturing operations and various administrative offices, including costs associated with the Company’s rationalization of its grain and protein business.
(5) The Company has a minority interest in TAFE. During the three months ended December 31, 2020, TAFE repurchased a portion of its common stock from the Company resulting in a gain of approximately $32.5 million.
(6) During the year ended December 31, 2021, the Company’s income tax provision includes the benefit of the reversal of approximately $67.8 million and $55.6 million, respectively, related to valuation allowances previously established against the Company’s net deferred tax assets in the United States and Brazil, respectively. Significant improvements in income from operations in the United States and Brazil during 2020, as well as during 2021 and future years, supported the reversal of the valuation allowances.

    The following is a reconciliation of net cash provided by operating activities to free cash flow for the years ended December 31, 2021 and 2020 (in millions):

	December 31, 2021	December 31, 2020
Net cash provided by operating activities	$682.9	$896.5
Less: capital expenditures	(269.8)	(269.9)
Free cash flow	$413.1	$626.6

    The following tables set forth, for the three months and year ended December 31, 2021 and 2020, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended December 31,			Change due to currency translation
	2021	2020	% change from 2020	$	%
North America	$674.7	$485.1	39.1%	$1.5	0.3%
South America	405.6	267.5	51.6%	(12.3)	(4.6)%
Europe/Middle East	1,796.9	1,722.7	4.3%	(75.6)	(4.4)%
Asia/Pacific/Africa	278.0	241.8	15.0%	(0.9)	(0.4)%
	$3,155.2	$2,717.1	16.1%	$(87.3)	(3.2)%

	Years Ended December 31,			Change due to currency translation
	2021	2020	% change from 2020	$	%
North America	$2,659.2	$2,175.0	22.3%	$32.4	1.5%
South America	1,307.7	873.8	49.7%	(40.5)	(4.6)%
Europe/Middle East	6,221.7	5,366.9	15.9%	155.7	2.9%
Asia/Pacific/Africa	949.7	734.0	29.4%	52.1	7.1%
	$11,138.3	$9,149.7	21.7%	$199.7	2.2%